Exhibit (a)(4)

            [Published October 26, 2006 in Investor's Business Daily]

This announcement is neither an offer to buy nor a solicitation of an offer to sell Units. The Offer is being made solely by the formal Offer to Purchase forwarded to Unit holders of record and is not being made to, and tenders will not be accepted from or on behalf of, Unit holders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the securities, Blue Sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH:
                  ALL Units of Limited Partnership Interest of
      Drexel Burnham Lambert Real Estate Associates II, a Delaware limited partnership ( "Drexel") at a price of
                                 $201 per Unit
                                      by:
     MPF-NY 2006, LLC; MP Income Fund 12, LLC; MP Income Fund 14, LLC; MPF DeWaay Premier Fund 2, LLC; MPF DeWaay Premier Fund 4, LLC; MPF Flagship Fund 12, LLC; MP Value Fund 7, LLC; MP Falcon Growth Fund 2, LLC; MacKenzie Patterson Special Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; MPF Special Fund 8, LLC; Sutter Opportunity Fund 4, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue Ridge Fund II, LLC; MPF DeWaay Premier Fund 3, LLC; MPF Flagship Fund 11, LLC; MPF DeWaay Fund 3, LLC; MPF DeWaay Fund 4, LLC; MPF DeWaay Fund 5, LLC; and MPF Senior Note Program I, LP (collectively the "Drexel Purchasers")
                                       And
              Up to 12,500 Units of Limited Partnership Interest of
      Century Properties Growth Fund XXII, a Delaware limited partnership (
                            "Century") at a price of
                                 $200 per Unit
                                       by:
    MPF-NY 2006, LLC; MPF Income Fund 21, LLC; MPF Flagship Fund 12, LLC; MP Value Fund 6, LLC; MP Falcon Growth Fund 2, LLC; MPF Blue Ridge Fund I, LLC; MPF
 Blue Ridge Fund II, LLC; MPF Special Fund 8, LLC; MacKenzie Patterson Special
  Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; MacKenzie Patterson Special Fund 5, LLC; MacKenzie Patterson Special Fund 7, LLC; MPF DeWaay Premier
   Fund 2, LLC; and MPF DeWaay Premier Fund 4, LLC (collectively the "Century Purchasers"; the Drexel Purchasers and the Century Purchasers may be referred to as "Purchasers")

The Purchasers are offering to purchase for cash ALL Units of Limited Partnership Interest ("Century Units") of Drexel, at a price of $201 per Drexel Unit and up to 12,500 Units of Limited Partnership Interest ("Drexel Units"; Century Units and Drexel Units may be referred to as Units) of Century, at a price of $200 per Century Unit, both upon the terms and subject to the conditions set forth in Purchasers' Offer to Purchase and in the related Letter of Transmittal for the offer (which together constitute the "Offer" and the "Tender Offer Documents" for each offer).

THE OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, PACIFIC TIME, ON DECEMBER 12, 2006, UNLESS AN OFFER IS EXTENDED.

Funding for the purchase of the Units will be provided through the Purchasers' existing working capital. The Offer is not made for the purpose of acquiring or influencing control of the business of the issuer. The Offer will expire at 12:00 midnight, Pacific Time on December 12, 2006, unless and until Purchasers, in their sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended the "Expiration Date"). The Purchasers will not provide a subsequent offering period following the Expiration Date. If Purchasers make a material change in the terms of the Offer, or if they waive a material condition to the Offer, Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities ought or a change in any dealer's soliciting fee. A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Unit holders. Accordingly, if prior to the Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Units) or decrease the number of Units being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Unit holders, the Offer will be extended at least until the expiration of such ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time. In all cases payment for the Units purchased pursuant to the Offer will be made only after timely receipt of the Letters of Transmittal (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Letters of Transmittal.

Tenders of Units made pursuant to the Offer is irrevocable, except that Unit holders who tender their Units in response to the Offer will have the right to withdraw their tendered Units at any time prior to the Expiration Date by sending to MacKenzie Patterson Fuller, LP a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Units to be withdrawn, signed by the same persons and in the same manner as the Letter of Transmittal tendering the Units to be withdrawn. In addition, tendered Units may be withdrawn at any time on or after December 26, 2006, unless the tender has theretofore been accepted for payment as provided above. If tendering Unit holders tender more than the number of Units that Purchasers seek to purchase pursuant to the Offer for those Units, Purchasers will take into account the number of Units so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Units tendered by each tendering Unit holder during the period during which that Offer remains open. The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from Purchasers at the Purchasers' expense. The Offer contains terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act which are incorporated herein by reference. The Tender Offer Documents contain important information which should be read carefully before any decision is made with respect to the Offer.

The Tender Offer Documents may be obtained by written request to Purchasers or as set forth below. A request has been made to the Partnership pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Unit holders for the purpose of disseminating the Offer to Unit holders. Upon compliance by the Partnership with such request, the Tender Offer Documents and, if required, other relevant materials will be mailed at the Purchasers' expense to record holders of Units, brokers, banks and similar persons whose names appear or whose nominee appears on the list of securities holders, or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Units.

For Copies of the Tender Offer Documents, Call Purchasers at 1-800-854-8357, Make a Written Request Addressed to 1640 School Street, Moraga, California 94556, email to investors@mpfi.com, or visit our website at www.mpfi.com (click on MPF Tenders).

                                October 26, 2006